Exhibit 99.1

Orion Marine Group, Inc. Reports First Quarter 2012 Results, Improving Backlog

Houston, Texas, May 3, 2012 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended March 31, 2012, of $6.3 million ($0.23 diluted loss per share). These results compare to net income of $1.5 million ($0.06 diluted earnings per share) for the same period a year ago.

“Despite the challenges of the first quarter, we continue to see positive results from our adjusted bidding philosophy in the form of an improved win rate and continued sequential increases in backlog,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “As expected, we continue to face challenges as we work towards returning to profitability. As we previously said, pricing pressure and gaps between dredging projects have continued into 2012, resulting in lower margins and underutilized equipment. However, we are winning work, building a nice backlog, and see positive signs for the future.”

Financial highlights of the Company's first quarter 2012 include:

First Quarter 2012

•
First quarter 2012 contract revenues were $50.9 million, a decrease of 35.6%, as compared with first quarter of 2011 revenues of $79.1 million. Revenue for the quarter was down significantly year-over-year as a result of gaps in between projects and underutilized equipment.

•	The Company self-performed approximately 85% of its work as measured by cost during the first quarter 2012 as compared with 87% in the prior year period.

•
Gross profit for the quarter was negative $2.8 million, which represents a decrease of $13.1 million as compared with the first quarter of 2011. Gross profit margin for the quarter was negative 5.5%, which was lower than the prior year period of positive 13.1%. During the first quarter of 2012, gross profit was impacted by gaps in between projects as well as underutilized dredging assets, primarily driven by a lack of Corps of Engineers job lettings.

•	Selling, General, and Administrative expenses for the first quarter 2012 were $7.1 million as compared to $7.9 million in the prior year period.

•	The Company's first quarter 2012 EBITDA was a negative $4.4 million, representing a negative 8.6% EBITDA margin, which compares to first quarter 2011 EBITDA of $8.1 million, or a 10.2% EBITDA margin.

Backlog of work under contract as of March 31, 2012 was $215.4 million, which compares with backlog under contract at March 31, 2011 of $140.5 million. Ending first quarter backlog represents a sequential increase of $51 million as compared to the fourth quarter 2011 and a book-to-bill ratio of 2.0 times. Since the end of the quarter the Company has been successful in continuing to obtain new work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“We continue to see improving market conditions,” said Mr. Pearson. “We believe that pricing has stabilized, albeit at levels lower than historical norms, and that irrational bidding seen in prior periods has begun to subside. We believe we have found the appropriate price points in our markets and we are pleased with our progress of building backlog, controlling costs, and positioning ourselves for improved pricing conditions. It is also encouraging to see the return of private sector opportunities.

As we have said before, we do not expect the commencement of recently awarded large jobs to materially contribute to our results until the second half of 2012. Therefore, as we mentioned in our March update, we expect to see significantly pressured margins during at least the first half of the 2012, as a result of the timing of the start of our recent awards as well as underutilized dredging assets. More specifically, we expect tough results to continue into the second quarter, which will be exacerbated by a lack of projects involving dredging services, leading to idle dredge equipment. Therefore, it is not unreasonable to expect to see the bottom line second quarter results to be pressured as compared to the first quarter. However, we expect our results will begin to improve later in the year as recently awarded projects get underway, and the Corps of Engineers returns to more normal job letting levels. In fact, we are now beginning to see project lettings from the Corps and we are cautiously optimistic that the Corps will begin liquidating their budget at a more normalized pace.”

“The need for our services has not gone away,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “In fact, we continue to see an increase in the demand for our services over the long-term. Currently, we have over $190 million worth of bids outstanding, including $26 million on which we are apparent low bidder. Likewise, we continue to experience a high level of bid activity. During the first quarter we bid on approximately $420 million worth of opportunities and were successful on approximately $100 million. The 24% win rate achieved in the first quarter, as well as a book-to-bill ratio of 2.0 times shows that we continue to see the positive results of our adjusted bidding philosophy. We are executing on our plan to rebuild backlog, control costs, and position ourselves to capitalize on a return to normal market conditions.

As we begin 2012, we continue to effectively manage our balance sheet and the Company's cash position. Looking ahead, we must be patient while focusing on project execution and returning to and maintaining profitability. Despite the current competitive environment, we still believe the market for which we provide services can support future growth of the Company through geographic expansion, strategic acquisitions, and new service lines to complement our core capabilities. We remain committed to increasing shareholder value.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2012 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 3, 2012. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group First Quarter 2012 Earnings Conference Call at 866-783-2138; participant code 89514815.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2012, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

The remainder of the page intentionally left blank

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Contract revenues	$50,890	$79,057
Costs of contract revenues	53,718	68,739
Gross profit	(2,828)	10,318
Selling, general and administrative expenses	7,091	7,898
Operating (loss) income	(9,919)	2,420

Other income	181	104
Interest income	11	9
Interest expense	(168)	(85)
Other income (expense), net	24	28
(Loss) Income before income taxes	(9,895)	2,448
Income tax (benefit) expense	(3,559)	909
Net (loss) income	$(6,336)	$1,539

Basic (loss) earnings per share-Common	$(0.23)	$0.06
Diluted (loss) earnings per share-Common	$(0.23)	$0.06
Shares used to compute earnings per share:
Basic-Common	27,119,760	27,004,933
Diluted-Common	27,119,760	27,180,094

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended
	March 31, 2012	March 31, 2011
	(Unaudited)	(Unaudited)
Net (loss) income	$(6,336)	$1,539
Income tax (benefit) expense	(3,559)	909
Interest (income)expense, net	157	76
Depreciation and amortization	5,379	5,531
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$(4,359)	$8,055
Operating Margin Operating income margin is calculated by dividing operating income plus other income (if any) by contract revenues.	(19.2)%	3.2%
Impact of Depreciation and Amortization	10.6%	7%
EBITDA margin[1]	(8.6)%	10.2%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$15,747	$38,979
Restricted cash and cash equivalents	13,952	--
Accounts receivable
Trade	25,621	20,954
Retainage	5,860	5.977
Other	918	1,111
Taxes receivable	17,488	13,998
Note receivable	46	51
Inventory	3,320	3,361
Deferred tax assets	1,293	1,182
Costs and estimated earnings in excess of billings on uncompleted contracts	17,076	15,112
Prepaid expenses and other	2,346	2,470
Total current assets	103,667	103,195
Property and equipment, net	156,963	146,107
Accounts receivable, long-term	1,410	1,410
Goodwill	32,168	32,168
Intangible assets, net of amortization	—	—
Other assets	404	207
Total assets	$294,612	$283,087
Liabilities and Stockholders' Equity
Current liabilities
Current debt	$13,000	$—
Accounts payable
Trade	11,333	11,977
Retainage	448	374
Accrued liabilities	8,258	9,339
Billings in excess of costs and estimated earnings on uncompleted contracts	11,342	5,665
Total current liabilities	44,381	27,355
Other long-term liabilities	656	606
Deferred income taxes	21,300	21,287
Deferred revenue	188	203
Total liabilities	66,525	49,451
Stockholders' equity
Common stock	274	274
Treasury stock	(3,003)	(3,003)
Additional paid in capital	158,347	157,560
Retained earnings	72,469	78,805
Total stockholders' equity	228,087	233,636
Total liabilities and stockholders' equity	$294,612	$283,087

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net (Loss) Income	$(6,336)	$1,539
Adjustments to reconcile net (loss) income to net cash provided by (used in)
operating activities:
Depreciation and amortization	5,378	5,531
Deferred financing cost amortization	33	33
Bad debt expense	(1)	—
Deferred income taxes	(98)	606
Stock-based compensation	774	635
Gain on sale of property and equipment	(14)	(104)
Excess tax benefit from stock option exercise	—	—
Change in operating assets and liabilities, excluding effects of business acquired:
Accounts receivable	(4,355)	9,111
Income tax receivable	(3,491)	398
Inventory	41	(647)
Note receivable	5	—
Prepaid expenses and other	(108)	(723)
Restricted Cash	(13,952)	--
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,964)	(2,363)
Accounts payable	(570)	(12,078)
Accrued liabilities	(1,030)	1,047
Income tax payable	—	(81)
Billings in excess of costs and estimated earnings on uncompleted contracts	5,677	2,653
Deferred revenue	(14)	(15)
Net cash provided by (used in) operating activities	(20,025)	5,542
Cash flows from investing activities
Proceeds from sale of property and equipment	40	314
Purchase of property and equipment	(16,260)	(5,284)
Net cash used in investing activities	(16,220)	(4,970)
Cash flows from financing activities
Borrowing on revolving line of credit	13,000	--
Exercise of stock options	13	—
Excess tax benefit from stock option exercise	—	—
Issuance of restricted stock	—	—
Increase in loan costs	—	—
Purchase of shares into treasury	—	—
Net cash (used in) provided by financing activities	13,013	—
Net change in cash and cash equivalents	(23,232)	572
Cash and cash equivalents at beginning of period	38,979	23,174
Cash and cash equivalents at end of period	$15,747	$23,746

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Finance, 713-852-6506